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                                                              Exhibit 99.(d)(iv)

                    Addendum to Management Agreement between
                        Lord Abbett Tax-Free Income Trust
                                       and
                             Lord, Abbett & Co. LLC
                    DATED: OCTOBER 1, 2004 (THE "AGREEMENT")

      Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Tax-Free Income Trust (the "Trust"), on behalf of each of its Florida Series, Georgia Series, Michigan Series and Pennsylvania Series (each, a "Fund"), do hereby agree that
(a) the annual management fee rate for each Fund with respect to paragraph 2 of the Agreement shall be reduced as follows: 0.45 of 1% of the first $1 billion of the Fund's average daily net assets; 0.40 of 1% of the next $1 billion of such assets; and 0.35 of 1% of such assets in excess of $2 billion.

      In addition, Lord Abbett and the Trust, on behalf of its Lord Abbett Insured Intermediate Tax-Free Fund (the "Fund"), do hereby agree that (a) the annual management fee rate for the Fund with respect to paragraph 2 of the Agreement shall be reduced as follows: 0.40 of 1% of the first $2 billion of the Fund's average daily net assets; 0.375 of 1% of the next $3 billion of such assets; and 0.35 of 1% of such assets in excess of $5 billion.

      For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Trust.


                                     LORD, ABBETT & CO. LLC


                                     BY:  /s/ Paul A. Hilstad
                                          -------------------
                                          Paul A. Hilstad
                                          Member and General Counsel


                                     LORD ABBETT TAX-FREE INCOME TRUST


                                     BY:  /s/ Christina T. Simmons
                                          ------------------------
                                          Christina T. Simmons
                                          Vice President and Assistant Secretary